Exhibit 99.3
MOOG INC.
Offer for All Outstanding
6 1/4% Senior Subordinated Notes Due 2015
in Exchange for
6 1/4% Senior Subordinated Notes Due 2015
Which Have Been Registered Under
the Securities Act of 1933, as Amended
                    , 2005
To Our Clients:
      Enclosed for your consideration is a prospectus, dated                     , 2005 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Moog Inc. (“Moog”) to exchange its 6 1/4% Senior Subordinated Notes due 2015 which have been registered under the Securities Act of 1933, as amended (the “New Notes”), for its outstanding 6 1/4% Senior Subordinated Notes due 2015 (the “Old Notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.
      This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.
      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time,                     , 2006, unless extended by Moog. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
      Your attention is directed to the following:

1. The Exchange Offer is for any and all Old Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer — Certain Conditions to the Exchange Offer.”

3. Any transfer taxes incident to the transfer of Old Notes from the holder to Moog will be paid by Moog, except as otherwise provided in the Instructions in the Letter of Transmittal.

4. The Exchange Offer expires at 5:00 p.m., New York City time, on , 2006, unless extended by Moog.
      If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Moog with respect to the Old Notes.
      This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.
      Please tender the Old Notes held by you for my account as indicated below:

☐	Please tender the Old Notes held by you for my account as indicated below:
Aggregate Principal Amount At
Maturity of Old Notes
6 1/4% Senior Subordinated Notes due 2015: $

☐	Please do not tender any Old Notes held by you for my account.
      Dated:

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):
      None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Notes held by us for your account.

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